Exhibit 2

                                MERGER AGREEMENT

     This merger agreement is dated October 16, 2001, and is between OAK TREE
MEDICAL SYSTEMS, INC., a Delaware corporation ("MOAK"), OAK TREE SPIRITS, INC., a Florida corporation and a wholly-owned subsidiary of MOAK ("Sub"),
INTERNATIONAL IMPORTERS, INC., a Florida corporation ("Importers"), and the stockholders of Importers, MARVIN RIBOTSKY of 901 NE 125th Street, Suite 120,
North Miami, FL 33161, ("Ribotsky"), ALLEN SALZMAN of 901 NE 125th Street, Suite
120, North Miami, FL 33161, ("Salzman") and HARVEY BRONSTEIN of 53 Hitching Post
Lane, Glen Cove, NY 11542, ("Bronstein"), such stockholders each referred to as
"Stockholder" or collectively known as the "Stockholders".

     The parties wish to effect the acquisition of Importers by MOAK through a merger of Sub into Importers, and intend that this merger be treated as a "plan of reorganization" within the meaning of Section 368 of the Code.

     The parties therefore agree as follows:

                                   Article 1
                     THE MERGER, SCHEDULE AND CONSIDERATION

     1.1 The Merger.  Subject to the terms of this Agreement and in accordance with the applicable state and federal law, the parties shall cause Sub to merge with and into Importers (that merger, the "Merger"). At the Effective Time, the separate corporate existence of Sub will cease, and Importers will continue as the surviving corporation of the Merger (in that capacity, the "Surviving
Corporation").

     1.2 Filing of Certificates of Merger; Effective Time.  As promptly as practicable, the parties shall cause a certificate of merger to be filed with the Secretary of State of Florida in accordance with the FGCL (the "Merger
Certificates") and shall take all further actions required by law to make the
Merger effective. The Merger will be effective once both Merger Certificates have been duly filed (the time of effectiveness of the Merger, the "Effective
Time").

     1.3 Effects of the Merger.  The Merger will have the effects specified in this Agreement and in the FGCL.

     1.4 Articles of Incorporation and Bylaws.  The certificate of incorporation and bylaws of Importer's immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation immediately after the Effective Time.

     1.5 Directors and Officers.  The directors and officers of Importer's immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation immediately after the Effective Time, and they will each hold office in accordance with the articles of incorporation, the by-laws of the Surviving Corporation and the provisions of the FGCL.

     1.6 Conversion of Stock and Consideration.  (a) At the Effective Time, by
virtue of the Merger and without any action on the part of the parties, the following will occur:

(1)  all shares of common stock, par value $1.00 per share, of Importers outstanding immediately prior to the Effective Time (other than shares held by Importers as treasury stock) will be converted into and become the right to receive, in the aggregate, 5,500,000 shares of MOAK common stock, to be distributed as follows: (X) 4,000,000 shares of MOAK common stock shall be immediately distributed to the  Stockholders in the amounts set forth on
     Schedule 1.6 (a)(1)(X); (Y) 1,500,000 shares of MOAK common stock shall be held in escrow by legal counsel for Importers.  The shares of MOAK held in escrow will be distributed to the Stockholders upon Importers achieving certain financial results as set forth on the Escrow Letter attached hereto as Schedule 1.6 (a)(1)(Y), or the effect of the provisions of Articles 5.2 or 5.3. Until distributed, the escrow agent will have the right to vote the
     MOAK shares. Any shares not distributed to the Stockholders shall revert to
     MOAK; and (Z) all shares of Importer's stock shall be owned by MOAK.

(2)  all shares of stock held at the Effective Time by Importers as treasury stock will be canceled and no payment will be made with respect to those shares; and

(3)  each share of capital stock of Sub outstanding immediately prior to the
     Effective Time will be converted into and become one validly issued, fully-paid, and  non-assessable share of common stock of the Surviving
     Corporation.

          (b) The shares issued to the Stockholders under Section 1.6 will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of MOAK common stock), reorganization, re-capitalization, split up, combination or exchange of shares, or other like event with respect to shares of MOAK common stock, occurring after the date of this Agreement and prior to the Effective Time.

     1.7 Closing of Importers Transfer Books.  After the Effective Time, the
Surviving Corporation shall close the stock transfer books of Importers and shall not make any transfers of Importers Common Stock. If, after the Effective
Time, certificates representing shares of Importers Common Stock are presented to the Surviving Corporation, the Surviving Corporation shall cancel those certificates and issue in exchange, certificates representing MOAK Common Stock.

     1.8 Tax-Free Reorganization.  The parties intend that (1) the Merger be a reorganization within the meaning of Section 368 of the Code and (2) this
Agreement be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

                                   Article 2
                   REPRESENTATIONS CONCERNING THE STOCKHOLDERS

     Each Stockholder represents to MOAK as to himself as follows:

     2.1 Authority.  (a) That Stockholder has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder.

          (b) Assuming that MOAK has duly authorized execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of that Stockholder, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     2.2 Consents.  Except as set forth on Schedule 2.2, that Stockholder is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Importers is a party, in connection with execution and delivery of this Agreement and the other Transaction Documents and performance of his obligations hereunder and thereunder.

     2.3 No Violations.  That Stockholder's execution and delivery of this
Agreement and the other Transaction Documents to which he is party and performance of his obligations hereunder and thereunder do not and will not (1)
conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of that Stockholder under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which that Stockholder is a party or by which any properties or assets of that Stockholder are bound, or (2) violate any Law or
Order to which that Stockholder is subject.

     2.4 Title to Shares. That Stockholder owns beneficially and of record, free and clear of any Liens, the number of shares of Importers Common Stock set forth in Schedule 2.4 opposite his name, and there exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect the sale, transfer, registration or voting of shares of Importers Common Stock held by that
Stockholder.

     2.5 Proceedings. There are no Proceedings pending or, to that Stockholder's knowledge, threatened in writing against that Stockholder that challenge, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the
Transaction Documents, and to that Stockholder's knowledge no event or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     2.6 Investment Representations of Stockholders.  That Stockholder has read this Agreement and all other documents provided by MOAK in connection with this
Agreement, including the MOAK SEC Documents, and fully understands the terms under which shares of MOAK common stock are being issued to him pursuant to this
Agreement. MOAK has given that Stockholder the opportunity to ask questions of and receive answers from MOAK concerning MOAK and the terms and conditions under which shares of MOAK common stock will be issued to him and to obtain any additional information that MOAK possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. That Stockholder is satisfied with the answers and information MOAK has provided. Each Stockholder understands and agrees that the stock being issued to him is restricted and shall be held for investment purposes only. Each
Stockholder confirms that he is an accredited investor, as defined in SEC rules.

     2.7  Disclosure.  No representation made by that Stockholder in this
Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements made in this Agreement, in light of the circumstances under which they were made, not misleading.

     2.8  Bankruptcy Proceedings.  During the past five years, no petition has been filed against the Stockholder under any Law pertaining to insolvency or bankruptcy

                                   Article 3
                          REPRESENTATIONS BY IMPORTERS

     Importers represents to MOAK and Sub as follows:

     3.1  Organization and Good Standing.  (a) Importers is a corporation duly organized, validly existing and in good standing under the laws of the State of
Florida, with all necessary corporate power and authority to own or use its assets and conduct its business as it is now being conducted. Importers is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its assets or the nature of the business conducted by it requires that it be so qualified, except where a failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Importers.

          (b)  Importers has delivered to MOAK a copy of the articles of incorporation and by-laws of Importers as currently in effect.

     3.2  Authority.  (a) Importers has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. Execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance by Importers of its obligations hereunder and thereunder have been duly authorized by the board of directors of Importers and no other corporate proceedings on the part of Importers are necessary with respect thereto other than authorization by the stockholders of Importers.

          (b) This Agreement constitutes the valid and binding obligation of
     Importers, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting  creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     3.3  Consents.  Except as set forth in Schedule 3.3, Importers is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Importers is a party, in connection with execution and delivery of this Agreement and the other Transaction Documents and performance of its obligations hereunder and thereunder.

     3.4  No Violations.  Except as set forth in Schedule 3.4, Importer's execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance of its obligations hereunder and thereunder do not (a) violate any provision of the articles of incorporation or by-laws of
Importers as currently in effect, (b) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of
Importers under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Importers is a party or by which any properties or assets of Importers are bound, or (c)
violate any Law or Order to which Importers is subject.

     3.5  Capitalization.  (a) The authorized capital stock of Importers consists of One Thousand (1000) shares of Common Stock.

          (b) As of the date of this Agreement, there are 1000 shares of
     Importers Common Stock issued and outstanding. Importers does not hold
     Treasury Stock.

          (c) All of the issued and outstanding shares of Importers Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable, and all shares of Importers Common Stock that have been reserved for issuance will, upon issuance in compliance with the terms of the instruments pursuant to which  they are to be issued, be duly authorized, validly issued, fully paid, and non-assessable.

          (d) Each Stockholder listed herein is the registered holder of the number of shares of Importers Common Stock as set forth opposite their name:

                  Ribotsky            450 Shares
                  Salzman             450 Shares
                  Bronstein           100 Shares

     Together those shares of Importers Common Stock constitute all of the issued and outstanding shares of Importers Common Stock.

          (e)  Except as set forth in Schedule 3.5(e), there are no options, warrants, or other Contracts to which Importers is a party relating to the issuance, sale, or transfer of any equity securities or other securities of
     Importers. To Importer's knowledge, there exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect the sale, transfer, registration or voting of shares of Importers Common Stock.

     3.6 Ownership Interests.  Except as set forth in Schedule 3.6, Importers does not own, or have any Contract to acquire, any equity securities or other direct or indirect ownership interest in any other entity that are not reflected on its Balance Sheet.

     3.7 Financial Statements.  Importers has previously delivered to MOAK (1)
the unaudited balance sheet of Importers as of 12/31/00 (the "Balance Sheet"), and the related unaudited statements of income and cash flow for Importers for the year then ended, and (3) the unaudited balance sheet of Importers as of
9/30/01 (the "Interim Balance Sheet"), and the related unaudited statements of income and cash flow for Importers for the nine months then ended. These financial statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations and cash flow of Importers as of the respective dates of and for the periods referred to in these financial statements, subject, in the case of the Interim Financial Statements, to year-end adjustments.

     3.8 Books and Records.  The books of account, minute books, stock record books, and other records of Importers, all of which have been made available to
MOAK, have been properly kept and contain no inaccuracies except for those inaccuracies that are not reasonably likely to have a Material Adverse Effect on
Importers. At the Closing, all of Importer's records will be in the possession of Importers.

     3.9 Real Property.  Importers does not own any real property.  Schedule 3.9 contains an accurate list of all leaseholds or other interests of Importers in any real property.

     3.10 Title to Properties; Liens.  Except as set forth on Schedule  3.10,
Importers has sufficient title to the properties and assets (whether real, personal, or mixed, and whether tangible or intangible) that it owns or purports to own, including all the properties and assets reflected in the Balance Sheet
(except for personal property disposed of in the Ordinary Course of Business since the date of the Balance Sheet), free and clear of all Liens except
Permitted Liens. Importers has a valid leasehold, license or other interest in all of the other assets, real or personal, tangible or intangible, that it uses in the operation of its business, free and clear of all Liens except Permitted
Liens.

     3.11 Condition and Sufficiency of Assets. The building, plant, structures, and equipment of Importers are structurally sound, are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put, and, to the Importer's Knowledge, the building, plant, structures, and equipment of Importers is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     3.12 Customers and Suppliers.  (a) Schedule 3.12(a) contains an accurate list of the name and address of each customer that purchased in excess of 5% of
Importer's sales of goods or services during the 18 months ended on the date of the Interim Balance Sheet, and since that date none of these customers has either terminated its relationship with or significantly reduced its purchases from Importers or indicated its intention to do so for any reason.

     (b) Schedule 3.12(b) contains an accurate list of the name and address of each supplier from which Importers purchased in excess of 5% of Importer's purchases of goods or services during the 18 months ended on the date of the
Interim Balance Sheet, and since that date none of these suppliers has terminated its relationship with or altered in a manner detrimental to Importers its accommodations, sales, or services to Importers or indicated its intention to do so for any reason.

     3.13  Accounts Receivable.  Except as set forth on Schedule 3.13, all accounts receivable of Importers (collectively, the "Accounts Receivable")
represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, 98% of the Accounts Receivable are or will be as of the Closing Date current and collectible. Subject to the foregoing, each of the
Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable.
There is no contest, claim, or right of set-off, other than returns in the
Ordinary Course of Business, under any Contract between Importers and any obligor of an Account Receivable relating to the amount or validity of those
Accounts Receivable. Schedule 3.13 contains an accurate list of all Accounts
Receivable as of the date of the Interim Balance Sheet and their aging.

     3.14 Inventory. All inventory of Importers, whether or not reflected in the
Balance Sheet or the Interim Balance Sheet, consists of product salable in the
Ordinary Course of Business. The gross sales price of the inventory received by
Importers upon sale will be no less than the retail prices received in the ordinary course of business.

     3.15 No Undisclosed Liabilities. Except as set forth on the Balance Sheets,
Importers has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim
Balance Sheet and current liabilities incurred in the Ordinary Course of
Business since the respective dates thereof, and to Importer's Knowledge has no other liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), other than any such liabilities or obligations that would not reasonably be expected to have a
Material Adverse Effect on Importers. Importer's outstanding liabilities are approximately as follows: to Commerce Bank, Miami, FL - $200,000.00; Company
Credit Card - $25,000.00; Loan from Shareholders - $19,000.00; Loan Payable to
L.A. Cetto - $8,200.00.

     3.16  Taxes.  (a) Importers is a "small business corporation" and has maintained a valid election to be an "S" corporation under Subchapter S of the
Code, and the equivalent provisions of all applicable state income tax statutes, since its organization. Importers has filed on a timely basis (including any extensions) with the appropriate Governmental Bodies in the applicable jurisdictions either each Tax Return of Importers that is due or a valid request for extension with respect to that Tax Return. All Tax Returns filed by
Importers are true, correct and complete. Importers has paid fully on a timely basis all Taxes due except those Taxes that Importers is contesting in good faith by appropriate proceedings or as to which Importers has set aside adequate reserves determined in accordance with GAAP and stated in the Balance Sheet or the Interim Balance Sheet.

     (b) There are no material claims or assessments pending against Importers for any alleged deficiency in any Tax, there are no pending or to Importer's
Knowledge threatened audits or investigations for or relating to any liability in respect of any Tax, and Importers has not been notified in writing of any proposed Tax claims or assessments against Importers (other than in each case, claims or assessments for which Importers has provided adequate reserves in the
Balance Sheet or the Interim Balance Sheet or which Importers is contesting in good faith or which, when taken together, have not had and are not reasonable likely to have a Material Adverse Effect on Importers). There are no Liens for
material amounts of Taxes on the properties or assets of Importers except for statutory Liens for current Taxes not yet due and payable. Importers has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Importers or for which Importers may be liable. Importers has no liability for the Taxes of any Person or entity other than Importers. Importers has not made any change in accounting methods, and has not received a ruling from or signed an agreement with any Governmental
Body, that is likely to have a Material Adverse Effect on Importers. Importers has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a
"subsection (f) asset" (as that term is defined in Section 341(f)(4) of the
Code) owned by Importers.

     (c)  Importers is not a party to any agreement, arrangement or contract providing for the allocation, indemnification or sharing of Taxes. Importers is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (d)  Importers is not, nor has it been for the five-year period preceding the Closing, a U.S. real property holding corporation as defined in Section
897(c)(2) of the Code.

     3.17 Environmental Matters. (a) To Importer's Knowledge, the operations of
Importers are and have always been in compliance with all applicable
Environmental Laws.

     (b) To Importer's Knowledge, neither Importers nor any of its operations are subject to any Order or Contract respecting (1) Environmental Laws, (2)
Remedial Action, (3) any Environmental Claim, or (4) the Release or threatened
Release of any Hazardous Material.

     (c) To Importer's Knowledge, none of the operations of Importers involves the generation, transportation, treatment, storage or disposal of Hazardous
Material.

     3.18  Compliance With Laws; Permits.  (a) Importers is, and at all times since its organization, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets, except for noncompliance that individually or in the aggregate would not reasonably be expected to have a
Material Adverse Effect on Importers.

     (b)  Importers has not received, at any time since its organization, any written notice from any Governmental Body or any other Person regarding (A) any alleged violation of any Law, or (B) any alleged obligation on the part of
Importers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any Law.

     (c) Schedule 3.18 ( c) contains an accurate list of each material Permit held by Importers that relates to the business of, or to any of the properties or assets owned or used by, Importers. Each Permit listed in Schedule 3.18( c)
is valid and in full force and effect.

     3.19  Proceedings; Orders.  There are no Proceedings pending or, to
Importer's Knowledge, threatened in writing against Importers or any properties or assets of Importers, and there is no Order to which Importers, or any of the properties or assets of Importers, is subject.

     3.20  Absence of Certain Changes and Events.  Except as set forth herein, since the date of the Interim Balance Sheet, Importers has conducted its business only in the Ordinary Course of Business and there has not occurred any of the following:

(1)  any acceleration, amendment, or change in Importer's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Importers; issuance of any security convertible into shares of capital stock of Importers; grant of any registration rights;
     purchase, redemption, retirement, or other acquisition by Importers of any shares of capital stock of Importers; or declaration or payment of any dividend or other distribution (whether in cash, stock, or property) in respect of shares of capital stock of Importers;

(2)  any amendment of the articles of incorporation or by-laws of Importers;

(3)  any increase in the salary, bonus, or other compensation payable by
     Importers to, or any increase in benefits payable under any Importers Plan to, any director, officer, employee, consultant or independent contractor, except for increases in the Ordinary Course of Business consistent with
     Importer's past practice, or any entry into any employment, consulting, incentive compensation, severance, or similar Contract with any director, officer, employee, consultant or independent contractor that is not terminable without liability on notice of 30 days or less;

(4)  any change in the period of exercisability of options granted under any
     Importers Plan or authorization of cash payments in exchange for options granted under any Importers Plan;

(5)  any incurrence of indebtedness for borrowed money, except for borrowings and re-borrowings under Importer's existing credit facilities, any assumption or guarantee of the debt of any other Person, or any loan or advance to any Person other than in the Ordinary Course of Business;

(6)  any damage to or destruction or loss of any asset or property of Importers not fully covered by insurance that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Importers;

(7)  any sale (other than sales of inventory in the Ordinary Course of
     Business), lease, or other disposition of, or any mortgage, pledge, or imposition of any Lien except Permitted Liens on, any property or asset that is material, individually or in the aggregate, to the business of
     Importers;

(8)  any cancellation or waiver of any material claims or rights without adequate consideration or a reasonable business purpose;

(9)  any merger or consolidation with, or purchase of a substantial equity interest in or all or a substantial portion of the assets of, any Person;

(10) any material revaluation by Importers of any of its assets, including any writing-down of the value of inventory, or writing-off of notes or accounts receivable other than in the Ordinary Course of Business consistent with past practice;

(11) any material change in the accounting methods used by Importers;

(12) any change, event or other circumstance that taken individually or in the aggregate has had or could reasonably be expected to have a Material
     Adverse Effect on Importers, except for general changes in the industry in which Importers operates or in the economy; or

(13) entry by Importers into any Contract to do any of the foregoing.

     3.21  Contracts.  (a) Schedule 3.21 contains a list of the following
Contracts to which Importers is party:

(1)  each Contract relating to indebtedness of Importers for borrowed money
     (whether incurred, assumed, guaranteed or secured by any asset);

(2)  each Contract relating to the lending of more than $5,000 in any one instance or $10,000 in the aggregate by Importers to any Person, including any Affiliate of Importers;

(3)  each Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of
     $5,000 in any one instance or $10,000 in the aggregate per annum;

(4)  each Contract concerning a partnership or joint venture;

(5)  each Contract (other than a Contract listed elsewhere in Schedule 3.21)
     requiring that Importers maintain confidential any given information;

(6)  each Contract in which Importers agrees not to compete in any line of business, in any geographic area, or with any Person;

(7)  each collective bargaining agreement or other Contract with a labor union or other representative of a group of employees;

(8)  each Contract for the employment by Importers of any individual on a full-time, part-time, consulting, independent contracting, leased employee or other basis;

(9)  each Contract providing for indemnification of or by Importers (other than a Contract listed elsewhere in Schedule 3.21);

(10) each Contract in which Importers agrees to provide products or services to any Person, or receive products or services from any Person, for consideration other than cash;

(11) each other Contract with a Importers customer;

(12) each Contract granting Importers the right to use any Intellectual Property
     Assets of another Person (excluding Contracts granting Importers rights to off-the-shelf commercial software), or granting another Person the right to use, or restricting Importer's right to use, Importers Intellectual
     Property Assets of Importers; and

(13) any other Contract (or group of related Contracts) that involve consideration in excess of $20,000.

     (b) Except as noted in Schedule 3.21, Importers has provided to MOAK a copy of each Contract listed in Schedule 3.21.

     (c) Each Contract to which Importers is a party identified or required to be identified in Schedule 3.21 is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by
(1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     (d)  Importers is not in default under any Contract to which it is party, and to Importer's Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any material Contract to which Importers is a party.

     (e)  Except as set forth in  Schedule 3.21(e), to Importer's Knowledge,
Importers is not party to any unwritten contract.

     3.22 ERISA and Employee Benefit Matters.  (a) Schedule 3.22(a) lists all material (1) "employee benefit plans," within the meaning of Section 3(3) of
ERISA, of Importers, (2) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (3) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Importers, in the case of a plan described in (1) or (2) above, that is currently maintained by Importers or with respect to which Importers has an obligation to contribute, and in the case of an agreement described in (3) above, that is currently in effect (the "Importers
Plans"). Importers has heretofore made available to MOAK true and complete copies of the Importers Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under
ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

     (b) No Importers Plan is (1) a "multi-employer plan" within the meaning of
Sections 3(37) or 4001(a)(3) of ERISA, (2) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is
subject to Title IV of ERISA or Section 412 of the Code.

     (c) There is no Proceeding pending or, to Importer's Knowledge, threatened against the assets of any Importers Plan or, with respect to any Importers Plan, against Importers other than Proceedings that would not reasonably be expected to result in a material liability, and to Importers's Knowledge there is no
Proceeding pending or threatened in writing against any fiduciary of any
Importers Plan other than Proceedings that would not reasonably be expected to result in a material liability.

     (d) Each of the Importers Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Each of the Importers Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

     (f) No director, officer, or employee of Importers will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits
(including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Importers Plan solely as a result of consummation of the transactions contemplated by this Agreement and the other
Transaction Documents.

     (g) No Importers Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Importers.

     3.23 Employees. (a) Schedule 3.23 lists the following information for each employee of Importers as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during
2000 and 2001 (projected); (5) vacation accrued and unused; and (6) service credited for purposes of vesting and eligibility to participate under Importers
Plans. Importers does not pay compensation to the members of its board of directors for acting as such.

     (b) To Importer's Knowledge, there exists no condition or state of facts or circumstances relating to consummation of the transactions contemplated by this
Agreement or the other Transaction Documents that could have a material adverse effect on Importer's relations with its employees.

     (c) Importers does not have any obligation to reinstate any former officer or employee of Importers. Importers is not required to make payments of any kind
(including severance payments) to any former director, officer, employee, agent or independent contractor of Importers. No officer or employee of Importers has indicated his or her intention to resign.

     (d) No current or former officer or employee of Importers is currently receiving any benefits from Importers because he or she is disabled.

     (e) All of the officers and employees of Importers are in good standing under the terms and conditions of their employment, and to Importer's Knowledge there exists no problem or difficulty with the employment of such officer or employee.

     (f) Except as set forth in  Schedule 3.23, Importers has paid all wages, bonuses, commissions or other compensation due and payable to each of its employees in accordance with its customary practice. Importers has advanced a salary draw to the following individuals in the amounts indicated: Salzman -
$93,763.00; Bronstein - $52,549.00.

     (g) Importers is not and has not been a party to any collective bargaining agreement. Since its organization, there has not been, and to Importer's
Knowledge there is not threatened, any application for certification of a collective bargaining agent.

     3.24  Deposit Accounts. Commerce Bank, Miami, FL - Checking account;
signatories are Ribotsky and Salzman.

     3.25 Intellectual Property Assets.  Schedule 3.25 contains an accurate list of all Intellectual Property Assets used by Importers in the operation of its business as it is currently conducted (the "Applicable Intellectual Property
Assets"). Importers owns or has the right to use all the Applicable Intellectual
Property Assets, free and clear of all Liens other than Permitted Liens. As of the date of this Agreement, no Person has alleged in a written notice to
Importers that any activity in which Importers is engaged infringes upon or misappropriates any Intellectual Property Assets of any other Person.

     3.26 Conduct of Business; Use of Name. The business carried on by Importers has been conducted directly by Importers, and not through any Affiliate or through any other Person. Importers owns and has the exclusive right, title and interest in and to the name "International Importers, Inc." for corporate law purposes in the State of Florida, and except as set forth in Schedule 3.26 to
Importer's Knowledge no other Person has the right to use that name or any confusing variation on that name in the U.S. in connection with the operation of any business similar or related to the business conducted by Importers.

     3.27  Insurance. Schedule 3.27 lists all insurance policies held by or on behalf of Importers, and the premiums under and expiration dates of those policies. Each of those policies is in full force and effect and, to Importer's
Knowledge, is valid and enforceable in accordance with its terms. Importers is not in default under any such policy nor has Importers failed to give any notice or present any claim under any such policy in due and timely fashion, and to
Importer's Knowledge there exist no grounds for the insurer's canceling or avoiding any of those policies or increasing the premiums of those policies, or for reducing the coverage provided by those policies. Importers has previously provided MOAK with a copy of each of those policies.

     3.28  Brokers Or Finders. Importers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this
Agreement.

     3.29  Affiliated Transactions. Schedule 3.29 lists any Contract between
Importers and any of the Stockholders or any director, officer, employee or any other Affiliate of Importers or any of the Stockholders.

     3.30 Disclosure.  No representation  made by Importers in this Agreement is inaccurate in any material  respect or omits to state a material fact  necessary to make the statements  made in this  Agreement,  in light of the  circumstances under which they were made, not misleading.

     3.31 Pooling Matters.  Importers has not been a subsidiary or division of another corporation at any time within two years prior to the date of this
Agreement. Importers has no interest and has never had any interest, direct or indirect, as a shareholder or otherwise, in MOAK. Importers has not at any time within two years prior to the date of this Agreement made any change in the equity interests in its voting common stock, including distributions to stockholders (other than normal dividend distributions, as determined by prior years' dividend practices), additional issuances, exchanges or retirements of securities, or (2) reacquired any shares of its voting common stock.

                                   Article 4
                         REPRESENTATIONS BY MOAK AND SUB

     MOAK and Sub represent to Importers as follows:

     4.1 Organization and Good Standing. Each of MOAK and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own or use its properties and assets and conduct its business as it is now being conducted. Each of MOAK and Sub is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which either the ownership or use of its properties and assets or the nature of the business conducted by it requires that it be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on MOAK.

     4.2 Authority.

     (a) MOAK and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. Execution and delivery of this Agreement and the other Transaction Documents to which it is party and performance by each of MOAK and Sub of its obligations hereunder and thereunder have been duly authorized, with respect to MOAK, by the board of directors of MOAK and, with respect to Sub, by the Board of Directors of Sub and by MOAK in its capacity as sole stockholder of Sub, and no other corporate proceedings on the part of MOAK and Sub are necessary with respect thereto other than, with respect to MOAK, approval by a the stockholders of MOAK.

     (b) This Agreement constitutes the valid and binding obligation of each of
MOAK and Sub, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar law affecting creditors' rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     4.3 Consents. Neither MOAK nor Sub is required to obtain the Consent of any
Person, including the Consent of any party to any Contract to which MOAK or Sub is a party, in connection with execution and delivery of this Agreement and performance of its obligations under this Agreement.

     4.4 No Violations.  Execution and delivery by each of MOAK and Sub of this
Agreement and the other Transaction Documents to which it is party and performance of its obligations hereunder and thereunder do not (1) violate any provision of its articles of incorporation or by-laws as currently in effect,
(2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any
Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) violate any Law or Order currently in effect to which it is subject.

     4.5  Capitalization. (a) The authorized capital stock of MOAK consists of
Twenty Five Million (25,000,000) shares of MOAK Common Stock, par value $0.01 per share.

     (b) As of October 1, 2001, (1) there were approximately 8,999,945 shares of
MOAK Common Stock issued and outstanding, (2) no shares of MOAK Common Stock were held in the treasury of MOAK, and (3) there were 16,000,055 shares of MOAK
Common Stock reserved for issuance.

     (c) All of the issued and outstanding shares of MOAK Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable, and all shares of MOAK Common Stock that have been reserved for issuance will, upon issuance in compliance with the terms of the instruments pursuant to which they are to be issued, be duly authorized, validly issued, fully paid, and non-assessable.

     (d) When issued in accordance with the terms of this Agreement, the shares of MOAK Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

     (e) Except as set forth in MOAK's 10KSB, FYE 5/31/01, filed with the SEC, there are no options, warrants, or other Contracts to which MOAK is a party relating to the issuance, sale, or transfer of any equity securities or other securities of MOAK.

     (f) The authorized capital stock of Sub consists of 200 shares of common stock, par value $0.01 per share. All of the issued and outstanding shares of common stock of Sub have been duly authorized and are validly issued, fully paid, and non-assessable, and are owned by MOAK.

     4.6 Filings With the SEC. (a) Since its organization as a public company,
MOAK has filed with the SEC all reports, proxy statements, forms, and other documents that has been required by law to file with the SEC (those documents, the "MOAK SEC Documents"). As of the date they were each filed, giving effect to any amendments, (1) the MOAK SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in effect on the date of filing and (2) the MOAK SEC Documents do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the MOAK financial statements (including the related notes)
included in the MOAK SEC Documents have been prepared in accordance with GAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of MOAK as of the respective dates of and for the periods referred to in these financial statements.

     4.7 Proceedings.  There are no Proceedings pending or, to MOAK's Knowledge, threatened in writing against MOAK that question the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

     4.8 No Material Adverse Effect.  Since its organization, and other than as disclosed in MOAK SEC Documents, there has been no event, circumstance or occurrence that, taken individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on MOAK, except for general changes in the industry in which MOAK operates or in the economy.

     4.9 Brokers or Finders.  MOAK and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this
Agreement.

     4.10 Pooling Matters.  To MOAK's knowledge and based upon consultation with its independent accounts, MOAK has provided to Importers and its independent accountants all information concerning actions taken or agreed to be taken by
MOAK or any of its affiliates on or before the date of this Agreement, that, if taken, might reasonably be expected to affect adversely the ability of MOAK to account for the business combination to be effected by the Merger as a pooling of interests, and MOAK has no knowledge, after inquiry of its independent accountants, that such business combination cannot be accounted for in that manner. For purposes of this Section 4.10, references to "knowledge" mean to the actual knowledge of the Chief Executive Officer and Chief Financial Officer of
MOAK.

                                   Article 5
                           CERTAIN OBLIGATIONS OF MOAK

     5.1 Board Representation.  From the Effective Time, MOAK shall use its best efforts to have four nominees of the Stockholders, reasonably acceptable to
MOAK, appointed to the board of directors of MOAK. MOAK shall include those nominees in the slate of candidates proposed by the board of directors of MOAK, at the next meeting after the Effective Time, at which directors of MOAK are elected. The four nominees of the Stockholders shall constitute a majority of the board of directors of MOAK.

     5.2 Raiseup.  MOAK covenants to use its best efforts to raise Three Million
Dollars ($3,000,000) from all appropriate sources, to be applied to marketing, hiring and general corporate needs, as follows: $1,000,000  by 12/31/01  and
$2,000,000 by 5/31/02.

     5.3 Escrow Agreement.  If MOAK shall fail to meet its  obligations under
Article 5.2, then on the dates set forth therein, the MOAK stock held by
Importer's legal counsel under the terms of the Escrow Agreement shall be released to the Stockholders on a pro-rata basis. Not withstanding anything in this Article 5.3 to the contrary, should MOAK fail to raise $3,000,000 by
5/31/02, the escrow agreement shall be null and void and the escrowed stock shall be totally released to the Stockholders.

     5.4 Employment Agreements.  MOAK agrees to hire Stockholders and will enter into Stockholder employment agreements, the terms of which are attached hereto as Schedule 5.4.

                                   Article 6
                        CERTAIN OBLIGATIONS OF Importers

     6.1 As soon as practicable after the Effective Time, but no later than 60 days after such date, Importers agrees to deliver to MOAK, Importer's certified financial statements in form and substance required to be filed with the
Securities and Exchange Commission.

                                    Article 7

                                  MISCELLANEOUS

     7.1 Governing Law. This Agreement is governed by the laws of the State of
Florida, without giving effect to principles of conflict of laws.

     7.2 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of
Florida, County of Dade, or, if it has or can acquire jurisdiction, in the
United States District Court for the appropriate District of Florida, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section
7.3. Nothing in this Section, however, affects the right of any party to serve legal process in any other manner permitted by law.

     7.2 Survival of Representations. The representations made in this Agreement by the parties will survive until the second anniversary of the Closing.

     7.3 Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt.
In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

         If to MOAK to:

         Frederick C. Veit, Esq.
         21 Gordon Avenue
         Briarcliff Manor, NY  10510

         with a copy to:

         Oak Tree Medical Systems, Inc.
         10155 Collins Avenue  Suite 607
         Bal Harbour, FL  33154

         If to Importers, to:

         Robert A. Shupack, Esq.
         The Sanctuary
         800 N. Federal Highway
         Suite 102E
         Boca Raton, FL  33431

         with a copy to:

         Allen Salzman, President
         901 NE 125th Street
         Suite 120
         North Miami, FL  33161

     (a)  Notice not given in writing is effective only if acknowledged in writing by a duly authorized Representative of the party to which it was given.

     7.4  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this
Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.5 Public Announcements. (a) The parties shall cooperate with respect to any public statement  regarding the transactions contemplated by this Agreement or any of the other Transaction Documents.

     (b) Importers may not make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of MOAK, which MOAK may not unreasonably withhold, unless Importers (1) believes, based upon advice of counsel, that they are required by law to make that public statement, (2) makes commercially reasonable efforts to limit or avoid making that public statement, (3) provides MOAK with prior written notice of that public statement, and (4) makes any changes to that public statement that MOAK reasonably requests.

     (c) MOAK may not make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of Importers, which Importers may not unreasonably withhold, unless MOAK (1) believes, based upon advice of counsel, that it is required by law to make that public statement, (2) makes commercially reasonable efforts to limit or avoid making that public statement, (3) provides Importers with prior written notice of that public statement, and (4) makes any changes to that public statement that Importers reasonably request.

     7.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.7 Expenses.  Except as provided herein, if the Merger is not consummated, each party shall bear its own transaction expenses (including fees and disbursements of counsel, investment bankers and accountants). In the event the
Merger is consummated, MOAK and the Surviving Corporation shall be jointly responsible for the Surviving Corporation's costs and expenses.

     7.8 Entire Agreement.  This Agreement and the other agreement provided for in this Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

     7.9 Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

     7.10 No Third-Party Rights.  Nothing expressed or referred to in this
Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11 Best Efforts.  Upon the terms and subject to the conditions of this
Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or any of the other Transaction Documents as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this
Agreement or any of the other Transaction Documents and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Body and (ii) the satisfaction of all conditions to Closing at the earliest possible time. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Body or any other information supplied by that party to a
Governmental Body in connection with this Agreement or any of the other
Transaction Documents and the transactions contemplated hereby and thereby.

     The undersigned hereby execute this Agreement on the date stated in the introductory clause.

                                            OAK TREE MEDICAL SYSTEMS, INC.

                                            By:      _____________________
                                                     Name:  Henry Dubbin
                                                     President

                                            OAK TREE SPIRITS, INC.

                                            By:      _____________________
                                                     Name:  Henry Dubbin
                                                     President

                                            INTERNATIONAL IMPORTERS, INC.

                                            By:      _____________________
                                                     Name:  Allen Salzman
                                                     President

                                            STOCKHOLDER:

                                            -----------------------
                                            Allen Salzman

                                            STOCKHOLDER:

                                            ----------------------
                                            Marvin Ribotsky

                                            STOCKHOLDER:

                                            -----------------------
                                            Harvey Bronstein

                                   DEFINITIONS

     When used in this Agreement, the following terms have the following meanings:

     "Affiliate" means, with respect to any given Person, (1) any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, (2) any other Person of which that Person at the time owns or has the right to acquire, directly or indirectly, 10% or more on a consolidated basis of any class of the capital stock or other ownership interest, (3) any other Person which at the time owns or has the right to acquire, directly or indirectly, 10% or more of any class of the capital stock or other ownership interest of that Person, or (4) any director, officer or employee of that Person. For purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

     "Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization (including any Permit).

     "Contract" means any written agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

     "DGCL" means the General Corporate Law of the State of Delaware.

     "Environmental Claim" means any notice of violation, action, claim, demand, abatement or other order by any Governmental Body or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects an the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any
Hazardous Material in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by Importers or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the seller or its operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Law or Order of any Governmental Body
relating to environmental matters connected with any property owned, leased or operated by Importers.

     "Environmental Law" means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the
Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49
U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act, 42
U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean
Air Act, 33 U.S.C.ss.2601 et seq., the Toxic Substances Control Act, 15
U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq.,
and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq.

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any
successor law, and regulations and rules issued pursuant thereto.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

     "FGCL" means the General Corporation Law of the State of Florida.

     "GAAP" means generally accepted United States accounting principles.

     "Governmental Body" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5)
body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Material" means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material,"
or "hazardous substance" under any provision of Environmental Law.

     "Importers Indemnitees" means Importers, each Affiliate of Importers, and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Importers's Knowledge" means the actual knowledge after due inquiry of the capital Stockholders of Importers.

     "Indemnifiable Losses" means all losses, liabilities, Taxes, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party
Claims, incurred or suffered by an Indemnitee, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnity's rights hereunder, net of any amounts recovered or recoverable under any insurance policy.

     "Intellectual Property Assets" means, with respect to any Person, all trademarks, patents, copyrights, and any applications for registration thereof, and trade secrets of that Person, whether owned, used, or licensed by that
Person as licensee or licensor.

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the
Treasury.

     "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Market Value of MOAK Common Stock" for any given day means the average
(rounded to the nearest one-thousandth of a dollar) of the closing prices of
MOAK Common Stock on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to that day, as reported by the eastern edition of the Wall Street Journal or any other source agreed to in writing by MOAK and
Importers;

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of that Person.

     "MOAK Indemnitees" means MOAK, each Affiliate of MOAK (including, after the
Effective Time, Importers), and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     "MOAK's Knowledge" means the actual knowledge after due inquiry of Henry
Dubbin, President.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

     "Ordinary Course of Business" means, with respect to an action taken by a
Person, that that action is (1) consistent with the past practices of that
Person and taken in the ordinary course of the normal day-to-day operations of that Person, and (2) is not required to be authorized by the board of directors of that Person (or by any Person or group of Persons exercising similar authority).

     "Permit" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

     "Permitted Lien" means (1) any Lien for taxes that are not yet due, or (2)
any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, lessor's or similar statutory Lien incidental to the ordinary course of business.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental
Body or other entity.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

     "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

     "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by any Governmental Body to (1) clean up, remove, treat, or in any other way address any Hazardous Material or other substance,
(2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations or post-remedial monitoring, or (4) bring facilities on any property owned, operated or leased by Importers and the facilities located and operations conducted thereon into compliance with all Environmental Laws.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that
Person, including legal counsel, accountants, and financial advisors.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and rules or regulations issued pursuant thereto.

     "Tax Benefit" means the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any present or future deduction, expense, loss, increase in asset basis, credit or refund realized by MOAK, the MOAK Indemnitees or any affiliate thereof.

     "Tax Cost" means the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any present or future any income, gain, loss of deduction, or decrease in asset basis realized by MOAK, the MOAK Indemnitees or any affiliate thereof.

     "Taxes" means all taxes, duties, assessments or governmental charges, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Body having the power to tax.

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental
Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

     "Transaction Documents" means this Agreement, the Registration Rights
Agreement, the Escrow Agreement, and the other documents to be executed and delivered by the parties as contemplated under this Agreement.

     "Transfer Taxes" means all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes (but excluding Taxes based on income) resulting directly or indirectly from the Merger together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.